Exhibit 10.7(b)
Amendment No. 2 to the
Amended and Restated Trust Agreement
By and Between
Air Products and Chemicals, Inc. as Grantor
and
PNC Bank, N.A. as Trustee
Dated 1 August 1999
Covering Defined Benefit Plans
(“Trust Agreement”)
     This Amendment No.2 to the Trust Agreement is made and entered into as of the 11th day of April 2007 by and between Air Products and Chemicals, Inc. (the “Company”) and PNC Bank, N.A. (the “Trustee”).
     WHEREAS, the Company and the Trustee have entered into the Trust Agreement, and the Company wishes to amend and update the Trust Agreement; and
     WHEREAS, Section 6.02(a) of the Trust Agreement provides that the Trust Agreement may be amended by the Company and the Trustee with the written consent of the Participant Representatives;
     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:
1.	Section 2.01 of the Agreement is renamed “Use of Trust Fund and Benefit Calculation Data” and Section 2.01(b) is amended effective 30 September 2006 to read as follows:
(b)	Benefit Calculation Data

The Company shall provide to the Trustee the annual fiscal year end valuation data provided to the Plan’s enrolled actuary for purposes of calculating the Company’s obligations under the Plan for financial reporting purposes (“Benefit Calculation Data”). Such data shall be provided no later than 31 December following the fiscal year end; provided that such data for the Company’s 30 September 2006 fiscal year end will be provided no later than 30 April 2007. Notwithstanding the foregoing, following a Change in Control, no further updates or revisions to the Benefit Calculation Data shall be permitted without the consent of the Participant Representatives. If the Company should fail to provide to the Trustee the Benefit Calculation Data required hereunder, the Participant Representatives may provide it.
2.	Section 2.02(a)(ii) is amended to read as follows:
(ii)	a written certification by the Trust Actuary, based upon the Benefit Calculation Data and Plan documentation most recently provided to the Trustee under Sections 2.01(b) and 7.09, respectively, of the amount of and time at which such payment or payments were due and that the Trust Amount is sufficient (or the extent to which it is insufficient) to make such payment or payments without adjustment under Section 2.04.
3.	Section 2.02(b) is amended to read as follows:
(b)	On and After a Change in Control. Following a Change in Control and the delivery to the Trustee of a written notice from the Participant Representatives of the Company’s failure to make a benefit payment or payments owing to a Participant under the Plan after the Participant’s written request for such payment to the Plan Administrator, the Trustee shall, within ten days after the receipt thereof by the Trustee,
(i)	provide a copy of such notice to the Participant, the Company, and the Trust Actuary, and

(ii)	direct the Trust Actuary to verify and calculate the Plan benefit to which the Participant is entitled as soon as possible, based upon the Benefit Calculation Data and Plan documentation most recently provided to the Trustee under Sections 2.01(b) and 7.09, respectively.
The Trustee shall thereafter pay such benefit to the Participant in the form, amount or amounts, and at the time or times specified by the Trust Actuary in writing to the Trustee, to the extent not paid by the Company from its general funds and subject to adjustment as provided in Section 2.04 at the time said payment or payments are due.

In addition, upon a Determination of Taxability, the Trustee shall pay to the Participants all of the assets comprising the Trust Fund in proportion to the amounts previously included or which will be required to be included in each respective Participant’s gross income for federal income tax purposes with respect to the Trust

Fund as specified in writing by the Trust Actuary, whereupon the Trust shall be terminated.
4.	Section 5.01 of the Agreement is amended to read as follows:

“Change in Control” or “Change in Control of the Company” shall mean the first to occur of any one of the events described below:
(a)	Stock Acquisition. Any “person”, as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), other than the Company or a corporation whose outstanding stock entitled to vote is owned in the majority, directly or indirectly, by the Company, or a trustee of an employee benefit plan sponsored solely by the Company and/or such a corporation, is or becomes, other than by purchase from the Company or such a corporation, the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities. Such a Change in Control shall be deemed to have occurred on the first to occur of the date securities are first purchased by a tender or exchange offeror, the date on which the Company first learns of acquisition of 30% of such securities, or the later of the effective date of an agreement for the merger, consolidation, or other reorganization of the Company, or the date of approval thereof by a majority of the Company’s shareholders, as the case may be.

(b)	Change in Board. During any 12-month period, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority of the Board, unless the election or nomination for election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Such a Change in Control shall be deemed to have occurred on the date upon which the requisite majority of directors fail to be elected by the shareholders of the Company.

(c)	Internal Revenue Code Section 409A. This Section 5.01 shall be interpreted to comply with the requirements of Internal Revenue Code Section 409A, as amended.
The Board of Directors and the chief executive officer of the Company shall each have the duty to inform the Trustee of a Change in Control or of any event or events which they believe might occur which would constitute a Change in Control.

A Change in Control shall be deemed to have occurred for purposes of this Trust Agreement when the Trustee has actual knowledge from a reliable source of such Change in Control. For this purpose, notice from the Company or Participant Representatives or a report filed with the Securities and Exchange Commission, a public statement issued by the Company, or a periodical of general circulation, including but not limited to The New York Times or the Wall Street Journal, shall be deemed to be a reliable source upon which the Trustee may rely. The Trustee has no affirmative obligation or duty to inquire about, investigate, or consult the foregoing sources for purposes of determining whether a Change in Control has occurred.
5.	Section 5.09 of the Agreement shall be amended to:

Change “140%” to “110%”.

6.	Section 5.10 of the Agreement shall be omitted.

7.	Section 5.12 of the Agreement shall be amended to read as follows:

“Savings Plan” shall mean the Air Products and Chemicals, Inc. Retirement Savings Plan or, if such plan ceases to exist, any other broad-based employee benefit plan of the Company as designated by the Company.
     IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to the Trust Agreement as of the date set forth above.

AIR PRODUCTS AND CHEMICALS, INC.

By:

Title:

PNC BANK, N.A.

By:

Title:

     The undersigned Participant Representatives have signed below in evidence of their consent to the foregoing amendments.

W. Douglas Brown	Paul E. Huck

John P. Jones III	Lynn C. Minella

Attest:

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